CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-212228 on Form N-1A of our report dated December 24, 2024, relating to the financial statements and financial highlights of EIP Growth and Income Fund (the “Fund”), the sole series of EIP Investment Trust, appearing in Form N-CSR of EIP Investment Trust for the year ended October 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois

February 26, 2025